EXHIBIT 99.1

FOR RELEASE 7:30 A.M. CENTRAL Tuesday, April 5, 2011 Contact: Lance Berry (901) 867-4607
Board of Directors of Wright Medical Group, Inc. Appoints
Chairman David D. Stevens as Interim CEO
Board Initiates Search for Permanent CEO
ARLINGTON, TN — April 5, 2011 — Wright Medical Group, Inc. (NASDAQ: WMGI), a global orthopaedic medical device company and a leading provider of surgical solutions for the foot and ankle market, today announced that its Board of Directors has appointed Chairman David D. Stevens as interim President and Chief Executive Officer, effective immediately. Mr. Stevens remains Chairman of the Board.
Mr. Stevens replaces Gary D. Henley, who has resigned as President and CEO and as a director of the Company on April 4, 2011. Mr. Henley had served as President and CEO and as a director since 2006. Mr. Henley tendered his resignation prior to a Board meeting called to discuss management’s oversight of the Company’s ongoing compliance program. The Board accepted Mr. Henley’s resignation. Mr. Henley’s resignation is considered to be without “good reason” under the terms of his employment agreement, and he therefore is not entitled to severance.
The Company also announced today that the Board has terminated Frank S. Bono, the Company’s Senior Vice President and Chief Technology Officer, for cause for failing to exhibit appropriate regard for the Company’s ongoing compliance program.
Wright Medical noted these leadership changes are not related to its operational performance, financial condition or financial reporting. At this time, the Company believes that its first quarter 2011 adjusted earnings per share* (both including and excluding non-cash stock based expense) and revenue, when reported, will be in line with current consensus estimates.
Wright Medical’s Board of Directors has formed a committee comprised of Directors David D. Stevens, Robert J. Quillinan, Lawrence W. Hamilton and John L. Miclot to undertake a search for a permanent CEO. Mr. Stevens has asked not to be considered for the permanent CEO position but will serve as interim CEO until the selection process is completed. Candidates from both inside and outside the Company will be considered.
“I look forward to leading the Company on an interim basis and working with my fellow directors to identify a permanent CEO,” said Mr. Stevens. “Given my experience as Chairman of Wright Medical, and previously as CEO of Accredo Health Group, Inc., I am very familiar with both this company and the industry. I am impressed by the depth and talent of the senior leadership team, and will work closely with them to ensure that our success continues.”
“Wright Medical is committed to maintaining the highest standards of ethical conduct and to complying strictly with the laws and regulations that govern our business practices,” added Mr. Stevens. “These leadership changes underscore that Wright Medical is committed to compliance at all levels of the organization and to exemplary corporate citizenship.”
About David D. Stevens
Mr. Stevens has been a director of Wright Medical since 2004. He was formerly Chief Executive Officer of Accredo Health Group, Inc., a subsidiary of Medco Health Solutions, Inc., from 2005 to 2006. Mr. Stevens was also Chairman and Chief Executive Officer of Accredo Health, Inc. from 1996 to 2005. Mr. Stevens was the President and Chief Operating Officer of the predecessor companies of Accredo Health from their inception in 1983 until 1996. He is currently a director of Medco Health Solutions, Inc. and Thomas & Betts Corporation, both public companies.

*	Adjusted earnings per share results exclude costs associated with the Company’s Deferred Prosecution Agreement (including the associated independent monitor) and transaction costs and deferred financing charges associated with the previously announced tender offer for the Company’s convertible notes.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This press release contains “forward-looking statements” as defined under U.S. federal securities laws, including statements about expected financial results for the quarter ended March 31, 2011. These statements reflect management’s current knowledge, assumptions, beliefs, estimates, and expectations and express management’s current views of future performance, results, and trends and may be identified by their use of terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will,” and other similar terms. Forward-looking statements are subject to a number of risks and uncertainties that could cause our actual results to materially differ from those described in the forward-looking statements. Risks and uncertainties that could cause our actual results to materially differ from those described in forward-looking statements include those discussed in our filings with the Securities and Exchange Commission (including those described in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2010 filed with the SEC under the heading “Risk Factors”), and the following: the impact of our settlement of the federal investigation into our consulting arrangements with orthopaedic surgeons relating to our hip and knee products in the United States, including our compliance with the Deferred Prosecution Agreement through September 2011 and the Corporate Integrity Agreement through September 2015; and any items identified during the course of the Company’s quarter-end accounting close processes. Readers should not place undue reliance on forward-looking statements. Such statements are made as of the date of this press release, and we undertake no obligation to update such statements after this date.
Wright Medical Group, Inc. is a global orthopaedic medical device company specializing in the design, manufacture and marketing of devices and biologic products for the extremity, hip and knee repair and reconstruction. Wright Medical is a leading provider of surgical solutions for the foot and ankle market. Wright Medical has been in business for more than 60 years and markets its products in over 60 countries worldwide. For more information about Wright Medical, visit its website at www.wmt.com.